SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  Schedule 13G
                                 (Rule 13d-102)

                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                         RULES 13d-1(b), (c) AND (d) AND
                      AMENDMENTS THERETO FILED PURSUANT TO
                     13d-2 UNDER THE SECURITIES EXCHANGE ACT
                           OF 1934 (Amendment No. 2)*

                         COMDISCO HOLDING COMPANY, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    200334100
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 200334100                                                PAGE 2 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Partners
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                     New York
------------------------------------------------------------------------------

NUMBER OF        (5)  SOLE VOTING POWER
                                0
SHARES
                 --------------------------------------------------------------
BENEFICIALLY     (6)  SHARED VOTING POWER
                               181,976
OWNED BY
                 --------------------------------------------------------------

EACH             (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                 --------------------------------------------------------------

PERSON WITH      (8)  SHARED DISPOSITIVE POWER
                                181,976
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                181,976
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  4.5%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                                PAGE 3 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)   SOLE VOTING POWER
                               0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)   SHARED VOTING POWER
                               350,409
OWNED BY       ---------------------------------------------------------------

EACH           (7)   SOLE DISPOSITIVE POWER
                               0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)   SHARED DISPOSITIVE POWER
                               350,409
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                               350,409
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                               8.7%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                               PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                                PAGE 4 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF       (5)   SOLE VOTING POWER
                                0
SHARES          --------------------------------------------------------------

BENEFICIALLY    (6)   SHARED VOTING POWER
                                1,749
OWNED BY        --------------------------------------------------------------

EACH            (7)   SOLE DISPOSITIVE POWER
                                0
REPORTING       --------------------------------------------------------------

PERSON WITH     (8)   SHARED DISPOSITIVE POWER
                               1,749
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                               1,749
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                               0%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                               PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                                PAGE 5 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International, Ltd
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF        (5)   SOLE VOTING POWER
                                 0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)   SHARED VOTING POWER
                                 391,789
OWNED BY         -------------------------------------------------------------

EACH             (7)   SOLE DISPOSITIVE POWER
                                 0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)   SHARED DISPOSITIVE POWER
                                 391,789
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                 391,789
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 9.7%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                                PAGE 6 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Serena Limited
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) [ ]
                                                        (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  18,125
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  18,125
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  18,125
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                  CO

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                                PAGE 7 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF       (5)   SOLE VOTING POWER
                                 0
SHARES          --------------------------------------------------------------

BENEFICIALLY    (6)   SHARED VOTING POWER
                                 181,976
OWNED BY        --------------------------------------------------------------

EACH            (7)   SOLE DISPOSITIVE POWER
                                 0
REPORTING       --------------------------------------------------------------

PERSON WITH     (8)   SHARED DISPOSITIVE POWER
                                 181,976
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                 181,976
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 4.5 %
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 PN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                                PAGE 8 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) [ ]
                                                        (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF       (5)    SOLE VOTING POWER
                                 0
SHARES          --------------------------------------------------------------

BENEFICIALLY    (6)    SHARED VOTING POWER
                                 350,409
OWNED BY        --------------------------------------------------------------

EACH            (7)    SOLE DISPOSITIVE POWER
                                 0
REPORTING       --------------------------------------------------------------

PERSON WITH     (8)    SHARED DISPOSITIVE POWER
                                 350,409
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                 350,409
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                 8.7%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                 IA

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                                PAGE 9 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)   SOLE VOTING POWER
                                 0
SHARES          --------------------------------------------------------------

BENEFICIALLY    (6)   SHARED VOTING POWER
                                 409,914
OWNED BY        --------------------------------------------------------------

EACH            (7)   SOLE DISPOSITIVE POWER
                                 0
REPORTING       --------------------------------------------------------------

PERSON WITH     (8)   SHARED DISPOSITIVE POWER
                                 409,914
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                 409,914
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 10.2%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 10 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M.H. Davidson & Co., L.L.C. 401(k) Plan
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------------------------

NUMBER OF       (5)   SOLE VOTING POWER
                                  0
SHARES          -------------------------------------------------------------

BENEFICIALLY    (6)   SHARED VOTING POWER
                                 1,224
OWNED BY        -------------------------------------------------------------

EACH            (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING       -------------------------------------------------------------

PERSON WITH     (8)   SHARED DISPOSITIVE POWER
                                 1,224
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                 1,224
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  0%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                  EP

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 11 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF        (5)  SOLE VOTING POWER
                                 137
SHARES
                 --------------------------------------------------------------
BENEFICIALLY     (6)  SHARED VOTING POWER
                               946,207
OWNED BY
                 --------------------------------------------------------------

EACH             (7)  SOLE DISPOSITIVE POWER
                                 137
REPORTING
                 --------------------------------------------------------------

PERSON WITH      (8)  SHARED DISPOSITIVE POWER
                               946,207
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                               946,344
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 23.5%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 12 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marvin H. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF        (5)  SOLE VOTING POWER
                                  0
SHARES
                 --------------------------------------------------------------
BENEFICIALLY     (6)  SHARED VOTING POWER
                               944,048
OWNED BY
                 --------------------------------------------------------------

EACH             (7)  SOLE DISPOSITIVE POWER
                                  0
REPORTING
                 --------------------------------------------------------------

PERSON WITH      (8)  SHARED DISPOSITIVE POWER
                               944,048
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                               944,048
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 23.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 13 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dowicz
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF        (5)  SOLE VOTING POWER
                                 87
SHARES
                 --------------------------------------------------------------
BENEFICIALLY     (6)  SHARED VOTING POWER
                               945,293
OWNED BY
                 --------------------------------------------------------------

EACH             (7)  SOLE DISPOSITIVE POWER
                                 87
REPORTING
                 --------------------------------------------------------------

PERSON WITH      (8)  SHARED DISPOSITIVE POWER
                               945,293
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                               945,380
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 23.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 14 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scott E. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF        (5)  SOLE VOTING POWER
                                 332
SHARES
                 --------------------------------------------------------------
BENEFICIALLY     (6)  SHARED VOTING POWER
                               945,272
OWNED BY
                 --------------------------------------------------------------

EACH             (7)  SOLE DISPOSITIVE POWER
                                 332
REPORTING
                 --------------------------------------------------------------

PERSON WITH      (8)  SHARED DISPOSITIVE POWER
                               945,272
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                               945,604
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 23.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 15 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Michael J. Leffell
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF        (5)  SOLE VOTING POWER
                                 0
SHARES
                 --------------------------------------------------------------
BENEFICIALLY     (6)  SHARED VOTING POWER
                               945,272
OWNED BY
                 --------------------------------------------------------------

EACH             (7)  SOLE DISPOSITIVE POWER
                                 0
REPORTING
                 --------------------------------------------------------------

PERSON WITH      (8)  SHARED DISPOSITIVE POWER
                               945,272
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                               945,272
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 23.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 16 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Timothy I. Levart
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF        (5)  SOLE VOTING POWER
                                 0
SHARES
                 --------------------------------------------------------------
BENEFICIALLY     (6)  SHARED VOTING POWER
                               945,272
OWNED BY
                 --------------------------------------------------------------

EACH             (7)  SOLE DISPOSITIVE POWER
                                 0
REPORTING
                 --------------------------------------------------------------

PERSON WITH      (8)  SHARED DISPOSITIVE POWER
                               945,272
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                               945,272
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 23.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 17 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF        (5)  SOLE VOTING POWER
                                 0
SHARES
                 --------------------------------------------------------------
BENEFICIALLY     (6)  SHARED VOTING POWER
                               945,272
OWNED BY
                 --------------------------------------------------------------

EACH             (7)  SOLE DISPOSITIVE POWER
                                 0
REPORTING
                 --------------------------------------------------------------

PERSON WITH      (8)  SHARED DISPOSITIVE POWER
                               945,272
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                               945,272
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 23.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 18 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Eric P. Epstein
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF        (5)  SOLE VOTING POWER
                                 0
SHARES
                 --------------------------------------------------------------
BENEFICIALLY     (6)  SHARED VOTING POWER
                               944,048
OWNED BY
                 --------------------------------------------------------------

EACH             (7)  SOLE DISPOSITIVE POWER
                                 0
REPORTING
                 --------------------------------------------------------------

PERSON WITH      (8)  SHARED DISPOSITIVE POWER
                               944,048
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                               944,048
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 23.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 19 OF 35

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [ ]
                                                         (b) [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF        (5)  SOLE VOTING POWER
                                 1
SHARES
                 --------------------------------------------------------------
BENEFICIALLY     (6)  SHARED VOTING POWER
                               944,048
OWNED BY
                 --------------------------------------------------------------

EACH             (7)  SOLE DISPOSITIVE POWER
                                 1
REPORTING
                 --------------------------------------------------------------

PERSON WITH      (8)  SHARED DISPOSITIVE POWER
                               944,048
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                               944,049
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                 23.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                 IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 20 OF 35


ITEM 1(a).    NAME OF ISSUER:

              COMDISCO HOLDING COMPANY, INC. (the "Company")

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              5600 N RIVER RD, SUITE 800
              ROSEMONT IL 60018

ITEM 2(a).    NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

              (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

              (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

              (iii)    M. H. Davidson & Co., a New York limited partnership
                       ("CO");

              (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

              (v)      Serena Limited, a Cayman Islands corporation
                       ("Serena");

              (vi) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

              (vii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

              (viii) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA")

              (ix) M.H. Davidson & Co., L.L.C. 401(k) Plan, an employee benefit plan (the "Plan"); and

              (x) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein and Anthony A. Yoseloff (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and the sole stockholders of DKAI.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 21 OF 35


         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 885 Third Avenue, Suite 3300, New York, New York 10022.

ITEM 2(c).    CITIZENSHIP:

              (i)      DKP - a New York limited partnership

              (ii)     DKIP - a Delaware limited partnership

              (iii)    CO - a New York limited partnership

              (iv)     DKIL - a British Virgin Islands corporation

              (v)      Serena - a Cayman Islands corporation

              (vi)     MHD - a New York limited partnership

              (vii)    DKAI - a New York corporation

              (viii)   DKIA - a Delaware limited liability company

              (ix)     The Plan - a New York employee benefit plan

              (x)      Thomas L. Kempner, Jr. - United States

              (xi)     Marvin H. Davidson - United States

              (xii)    Stephen M. Dowicz - United States

              (xiii)   Scott E. Davidson -United States

              (xiv)    Michael J. Leffell - United States

              (xv)     Timothy I. Levart - United Kingdom & United States

              (xvi)    Robert J. Brivio, Jr. - United States

              (xvii)   Eric P. Epstein - United States

              (xviii)  Anthony A. Yoseloff - United States

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(e).    CUSIP NUMBER:

              200334100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 22 OF 35


              (a)[ ] Broker or dealer registered under Section 15 of the Act;

              (b)[ ] Bank as defined in Section 3(a)(6) of the Act;

              (c)[ ]   Insurance Company as defined in Section 3(a)(19) of the
                       Act;

              (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

              (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule
                       13d-1(b)(1)(ii)(E);

              (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule
                       13d-1(b)(1)(ii)(F);

              (g)[ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

              (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i)[ ]  Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

              (j)[ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.       OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 944,048 Shares as a result of their voting and dispositive power over the 944,048 Shares beneficially owned by DKP, DKIP, DKIL, Serena and CO. As such, the Principals may be deemed to control DKP, DKIP, DKIL, Serena and CO and therefore may be deemed to be the beneficial owners of the securities reported in this Schedule 13G.(1)

         Messrs. Levart, Kempner, Scott Davidson, Dowicz, Leffell and Brivio are the trustees of the Plan and each may be deemed to beneficially own an aggregate of 1,224 Shares as a result of their voting and dispositive power over the 1,224 Shares beneficially owned by the Plan.

         DKIA may be deemed to beneficially own the 391,789 Shares beneficially owned by DKIL and the 18,125 Shares beneficially owned by Serena as a result of its voting and dispositive power over

------------------------
(1) The following foundations and trusts hold securities of the issuer and were established by the Principals: Thomas L. Kempner Jr. Foundation Inc. (5,470); Thomas Kempner and Thomas L. Kempner Jr. Trustees U/A/D FBO Thomas Nathaniel Kempner (5); Thomas L Kempner, Thomas L. Kempner Trustees U/A/D FBO Trevor M. Kempner (5); John Freund and Mada Lyn Ciocca Trustees U/A/D FBO Jessica Kempner
(5); Marvin H. Davidson Foundation Inc., a private charitable foundation (3,860); Trust u/w Sally M. Davidson, Marvin H. Davidson Trustee (2); Stephen and Mary Dowicz Foundation, a private charitable foundation (2,261); Scott and Susan Davidson Foundation Inc., a private charitable foundation (2,633); Lisa and Michael Leffell Foundation, a private charitable foundation (2,163); and Anthony A. Yoseloff Foundation Inc., a private charitable foundation (77). The securities held by the trusts and foundations are not included with the holdings of the Principals on this Amended Schedule 13G. The Reporting Persons disclaim beneficial ownership over these Shares pursuant to Section 16 of the Securities Exchange Act of 1934.

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 23 OF 35


those Shares. DKAI may be deemed to beneficially own the 350,409 Shares beneficially owned by DKIP as a result of its voting and dispositive power over those Shares. MHD may be deemed to beneficially own the 181,976 Shares beneficially owned by DKP as a result of its voting and dispositive power over those Shares.

         In addition, Mr. Kempner may be deemed to beneficially own the following Shares: Thomas L. Kempner, Jr. Individual Retirement Account ("IRA"), as to 137 Shares; Katheryn C. Patterson ("Patterson"), as to 671 Shares; Katheryn Clews Patterson Individual Retirement Account ("Patterson IRA"), as to 264 Shares. Patterson is Mr. Kempner's spouse. Mr. Dowicz may be deemed to beneficially own 55 Shares as well as the following Shares: 21 Shares as to Mary
E. Dowicz; and 32 Shares as to the Stephen M. Dowicz Individual Retirement Account ("Dowicz IRA"). Mary Dowicz is Mr. Dowicz' spouse. Mr. Yoseloff may be deemed to beneficially own 1 Share. Mr. Scott Davidson may be deemed to beneficially own 332 Shares.

         A. DKP

              (a) Amount beneficially owned: 181,976

              (b) Percent of class: 4.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 181,976

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         181,976

         B. DKIP

              (a) Amount beneficially owned: 350,409

              (b) Percent of class: 8.7%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 350,409

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         350,409

         C. CO

              (a) Amount beneficially owned: 1,749

              (b) Percent of class: 0%

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 24 OF 35


              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 1,749

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         1,749

         D. DKIL

              (a) Amount beneficially owned: 391,789

              (b) Percent of class: 9.7%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 391,789

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         391,789

         E. Serena

              (a) Amount beneficially owned: 18,125

              (b) Percent of class: 0.4%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 18,125

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         18,125

         F. MHD

              (a) Amount beneficially owned: 181,976

              (b) Percent of class: 4.5%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 25 OF 35


                  (ii)   shared power to vote or to direct the vote: 181,976

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         181,976

         G. DKAI

              (a) Amount beneficially owned: 350,409

              (b) Percent of class: 8.7%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 350,409

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         350,409

         H. Plan

              (a) Amount beneficially owned: 1,224

              (b) Percent of class: 0%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 1,224

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         1,224

         I. DKIA

              (a) Amount beneficially owned: 409,914

              (b) Percent of class: 10.2%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 409,914

                  (iii)  sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 26 OF 35


                  (iv)   shared power to dispose or to direct the disposition:
                         409,914

         J. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 946,344

              (b) Percent of class: 23.5%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 137

                  (ii)   shared power to vote or to direct the vote: 946,207

                  (iii)  sole power to dispose or to direct the disposition: 137

                  (iv)   shared power to dispose or to direct the disposition:
                         946,207

         K. Marvin H. Davidson

              (a) Amount beneficially owned: 944,048

              (b) Percent of class: 23.4%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 944,048

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         944,048

         L. Stephen M. Dowicz

              (a) Amount beneficially owned: 945,380

              (b) Percent of class: 23.4%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 87

                  (ii)   shared power to vote or to direct the vote: 945,293

                  (iii)  sole power to dispose or to direct the disposition: 87

                  (iv)   shared power to dispose or to direct the disposition:
                         945,293

         M. Scott E. Davidson

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 27 OF 35


              (a) Amount beneficially owned: 945,604

              (b) Percent of class: 23.4%

              (c) Number of shares as to which such person has:

                  (i)     sole power to vote or to direct the vote: 332

                  (ii)   shared power to vote or to direct the vote: 945,272

                  (iii)  sole power to dispose or to direct the disposition: 332

                  (iv)   shared power to dispose or to direct the disposition:
                         945,272

         N. Michael J. Leffell

              (a) Amount beneficially owned: 945,272

              (b) Percent of class: 23.4%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 945,272

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         945,272

         O. Timothy I. Levart

              (a) Amount beneficially owned: 945,272

              (b) Percent of class: 23.4%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 945,272

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         945,272

         P. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 945,272

              (b) Percent of class: 23.4%

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 28 OF 35


              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 945,272

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         945,272

         Q. Eric P. Epstein

              (a) Amount beneficially owned: 944,048

              (b) Percent of class: 23.4%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 944,048

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         944,048

         R. Anthony A. Yoseloff

              (a) Amount beneficially owned: 944,049

              (b) Percent of class: 23.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 1

                  (ii)   shared power to vote or to direct the vote: 944,048

                  (iii)  sole power to dispose or to direct the disposition: 1

                  (iv)   shared power to dispose or to direct the disposition:
                         944,048

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
              PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of,

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 29 OF 35


the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a Registered Investment Adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              See Item 4.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 30 OF 35



                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2006                    DAVIDSON KEMPNER PARTNERS
                                             By: MHD Management Co.,
                                             its General Partner

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER INSTITUTIONAL
                                             PARTNERS, L.P.
                                             By: Davidson Kempner Advisers Inc.,
                                             its General Partner

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: President

                                             M.H. DAVIDSON & CO.

                                             By: /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER INTERNATIONAL,
                                             LTD.
                                             By: Davidson Kempner International
                                             Advisors, L.L.C.,
                                             its Investment Manager

                                             /s/Thomas L. Kempner, Jr.
                                             --------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Executive Managing Member

                                             SERENA LIMITED
                                             By: Davidson Kempner International
                                             Advisors, L.L.C.,
                                             its Investment Manager

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 31 OF 35




                                             MHD MANAGEMENT CO.

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER ADVISERS INC.

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: President

                                             DAVIDSON KEMPNER INTERNATIONAL
                                             ADVISORS, L.L.C.

                                             /s/THOMAS L. KEMPNER, JR.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Executive Managing Member

                                             M.H. DAVIDSON & CO., L.L.C. 401(K)
                                             PLAN

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Trustee

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Thomas L. Kempner, Jr.

                                             /s/Marvin H. Davidson
                                             ----------------------------------
                                             Marvin H. Davidson

                                             /s/Stephen M. Dowicz
                                             ----------------------------------
                                             Stephen M. Dowicz

                                             /s/Scott E. Davidson
                                             ----------------------------------
                                             Scott E. Davidson

                                             /s/Michael J. Leffell
                                             ----------------------------------
                                             Michael J. Leffell

                                             /s/Timothy I. Levart
                                             ----------------------------------
                                             Timothy I. Levart

                                             /s/Robert J. Brivio, Jr.
                                             ----------------------------------
                                             Robert J. Brivio, Jr.

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 32 OF 35





                                             /s/Eric P. Epstein
                                             ----------------------------------
                                             Eric P. Epstein

                                             /s/Anthony A. Yoseloff
                                             ----------------------------------
                                             Anthony A. Yoseloff

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 33 OF 35




                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2006                    DAVIDSON KEMPNER PARTNERS
                                             By: MHD Management Co.,
                                             its General Partner

                                             /s/ Thomas L. Kempner, Jr.
                                            -----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER INSTITUTIONAL
                                             PARTNERS, L.P.
                                             By: Davidson Kempner Advisers Inc.,
                                             its General Partner

                                             /s/Thomas L. Kempner, Jr.
                                            -----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: President

                                             M.H. DAVIDSON & CO.

                                             By: /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER INTERNATIONAL,
                                             LTD.
                                             By: Davidson Kempner International
                                             Advisors, L.L.C.,
                                             its Investment Manager

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 34 OF 35


                                             SERENA LIMITED
                                             By: Davidson Kempner International
                                             Advisors, L.L.C.,
                                             its Investment Manager

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Executive Managing Member

                                             MHD MANAGEMENT CO.

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Managing Partner

                                             DAVIDSON KEMPNER ADVISERS INC.

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: President

                                             DAVIDSON KEMPNER INTERNATIONAL
                                             ADVISORS, L.L.C.

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Executive Managing Member

                                             M.H. DAVIDSON & CO., L.L.C. 401(K)
                                             PLAN

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Name:  Thomas L. Kempner, Jr.
                                             Title: Trustee

                                             /s/Thomas L. Kempner, Jr.
                                             ----------------------------------
                                             Thomas L. Kempner, Jr.

                                             /s/Marvin H. Davidson
                                             ----------------------------------
                                             Marvin H. Davidson

                                             /s/Stephen M. Dowicz
                                             ----------------------------------
                                             Stephen M. Dowicz

                                             /s/Scott E. Davidson
                                             ----------------------------------
                                             Scott E. Davidson

                                             /s/Michael J. Leffell
                                             ----------------------------------

Schedule 13G/A
CUSIP No. 200334100                                               PAGE 35 OF 35


                                             Michael J. Leffell

                                             /s/Timothy I. Levart
                                             ----------------------------------
                                             Timothy I. Levart

                                             /s/Robert J. Brivio, Jr.
                                             ----------------------------------
                                             Robert J. Brivio, Jr.

                                             /s/Eric P. Epstein
                                             ----------------------------------
                                             Eric P. Epstein

                                             /s/Anthony A. Yoseloff
                                             ----------------------------------
                                             Anthony A. Yoseloff